SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of November 8, 2007 to the Indenture (the “Series A Indenture”) dated as of March 9, 2007 among Eco Telecom Limited, a Gibraltar company, Altimo Holdings & Investments Limited, a British Virgin Islands company, Deutsche Bank AG London Branch, as calculation agent, and Deutsche International Corporate Services Limited, a Jersey limited liability company acting, as trustee.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in this supplemental indenture (the “Supplemental Series A Indenture”) has the meaning assigned to such term in the Series A Indenture. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Indenture” and each other similar reference contained in the Series A Indenture shall, after this Supplemental Series A Indenture becomes effective, refer to the Series A Indenture as supplemented hereby.

Section 2. Definition of “Permitted Subordinated Indebtedness” in the Series A Indenture Amended. The following provision shall replace the definition of “Permitted Subordinated Indebtedness” in Section 1.01 of the Series A Indenture in its entirety:

“Permitted Subordinated Indebtedness” means, with respect to the Issuer, any Indebtedness owed by the Issuer to the Guarantor or any Affiliate of the Issuer or the Guarantor; provided that (i) the claims in respect of such Indebtedness have been contractually subordinated to the claims in respect of the Securities to the reasonable satisfaction of the Calculation Agent, and (ii) at any time, the aggregate principal amount of such Indebtedness does not exceed the sum of (1) the Cash Margin and cash margin paid in connection with any Permitted Financing Transaction at such time, (2) the aggregate amount of all the payments that have become due under the Securities and the securities issued in connection with any Permitted Financing Transaction by such time, (3) $1,000,000 (which shall be used for the reasonable ongoing administration and maintenance of the Issuer) and (4) an amount of Indebtedness of up to $825,000,000 existing as of March 8, 2007 that was incurred in connection with acquisition by the Issuer of 10,293,934 VIP ADSs that were the subject of transactions under a 2002 master agreement and schedule thereto published by the International Swaps and Derivatives Association, Inc. together with a master confirmation dated August 30, 2006 between Rightmarch Limited, a wholly-owned subsidiary of the Guarantor, and a counterparty relating to certain share forward transactions in respect of VIP ADSs (such Indebtedness, the “Intra-Group ADS Acquisition Loan”).

Section 3. Governing Law. This Supplemental Series A Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

Section 4. Counterparts. This Supplemental Series A Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5. Effectiveness. Pursuant to Section 7.02 of the Series A Indenture, this Supplemental Series A Indenture shall become effective on the date when a counterpart of this Supplemental Series A Indenture is signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Series A Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

ECO TELECOM LIMITED

[Seal]

The Common Seal of the Eco Telecom Limited was affixed hereto in the presence of:

By:	/s/ Marina Kushnareva
Name:	Marina Kushnareva
Title:	Authorized Director

By:	/s/ Church Lane Trustee Limited
Name:
Title:	Company Secretary

ALTIMO HOLDINGS & INVESTMENTS LIMITED, as Guarantor

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Authorized Director

[Seal]

The Common Seal of Altimo Holdings & Investments Limited was affixed in the presence of:

/s/ Franz Wolf
Name:	Franz Wolf
Title:	Authorized Director

DEUTSCHE INTERNATIONAL CORPORATE SERVICES LIMITED, as Trustee

By:	/s/ Ed Fletcher
Name:	Ed Fletcher
Title:	Authorized Signatory

By:	/s/ James Wiseman
Name:	James Wiseman
Title:	Authorized Signatory

DEUTSCHE BANK AG LONDON BRANCH, as Calculation Agent

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Hugh Corroon
Name:	Hugh Corroon
Title:	Legal Counsel

DEUTSCHE BANK AG LONDON BRANCH, as a holder of a majority of the Securities outstanding as of the date hereof

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Hugh Corroon
Name:	Hugh Corroon
Title:	Legal Counsel